ACQUISITION AGREEMENT

THIS AGREEMENT is dated as of the 9th day of November 2003

BETWEEN:

Spur Chemicals (BVI) Inc., a corporation incorporated under the laws of British Virgin Islands and having an address at Road Town, Tortola, British Virgin Islands with Yingbin Ian He, a Canadian citizen as President

(herein referred to as “Spur BVI”)

AND:

Yidu Xinyuan Chemicals Co., Ltd., a corporation incorporated under the laws of the People’s Republic of China having an address at 2 Huagong Road, Zhicheng Town, Yidu City, Hubei Province, China 443311 with Qin Qigui, a Chinese citizen as Chairman

(herein referred to as “Xinyuan”)

AND:

Hubei Yichang Phosphorus Chemicals Group Company, a corporation incorporated under the laws of the People’s Republic of China having an address at 114 Yanjiang Avenue, Yichang City, Hubei Province, China 443000 with Qin Qigui, a Chinese citizen as President

(herein referred to as “Yichang Phosphorus”)

AND:

Yidu Yuanfeng Chemicals Co., Ltd., a corporation incorporated under the laws of the People’s Republic of China having an address at 290 Fuxing Road, Zhicheng Town, Yidu City, Hubei Province, China 443311 with Liu Wu, a Chinese citizen as Chairman

(herein referred to as “Yuanfeng”)

(Yichang Phosphorus and Yuanfeng collectively referred to as “Shareholders”)

(Xinyuan, Yichang Phosphorus, and Yuanfeng collectively referred to as “Vendors”)

WHEREAS:

A. Spur BVI and Shareholders of Xinyuan signed an Agreement on August 26, 2003 with the purpose of acquiring the business and assets of Xinyuan by Spur BVI;

B. Xinyuan is a limited liability company engaging in the research, production, and marketing of phosphorus fertilizers and hydrochloric acid by-products and is wholly owned by the Shareholders;

C. Yichang Phosphorus is a state-owned enterprise engaging in the research, production, and marketing of phosphorus fertilizers and chemical products;

D. Yuanfeng is a private company engaging in the research, production, and marketing of phosphorus fertilizers and hydrochloric acid by-products;

E. Spur BVI is a wholly-owned subsidiary of Spur Ventures Inc., a public company listed on the TSX Venture Exchange in Canada focusing on natural resource investment and development;

F. The Shareholders are the legal and beneficial owners of all the issued and outstanding shares of Xinyuan;

G. Xinyuan is the legal and beneficial owner of all its assets, operations, shares, and interests; and

H. The Vendors desire to sell to Spur BVI, and Spur BVI desires to purchase from the Vendors, part of the shares of Xinyuan in accordance with the terms set out below.

NOW THEREFORE the parties hereto agree as follows:

ARTICLE 1 INTERPRETATION

1.1 Definitions - In this Agreement, the following terms will have the following meanings unless there is something in the context inconsistent therewith:

(a)	“Acquisition Agreement” means this acquisition agreement dated November 8, 2003 between Spur BVI, Yichang Phosphorus, and Yuanfeng;

(b)	“Agreement” means the Agreement dated August 26, 2003 between Spur BVI, Yichang Phosphorus, and Yuanfeng;

(c)	“China” means the People’s Republic of China;

(d)	“Closing Date” means the Date of Issuance of Business License of Yichang Spur Chemicals Ltd. or such other date as is mutually agreed to by the Parties;

(e)	“Exchange” means the TSX Venture Exchange;

(f)	“Material Contracts” means the material contracts to which Xinyuan or Yuanfeng or Yichang Phosphorus is a party and which are described in Appendix “A”;

(g)	“Net Xinyuan Assets” means the net assets of Xinyuan assets after adjustments based on the auditing report, technical report, and legal opinion provided by professionals engaged by Spur BVI;

(h)	“Purchase Price” means RMB¥20,762,857 for sixty-five percent (65%) of the total equity of Xinyuan;

(i)	“Respective Equity” means, in respect of a particular Shareholder, the percentage of Xinyuan Equity or Xinyuan Assets owned by that Shareholder;

(j)	“Securities Act” means the Securities Act (British Columbia) and the Regulation passed thereunder, as amended;

(k)	“Shareholders” means Hubei Yichang Phosphorus Chemicals Group Co., Ltd. and Yidu Yuanfeng Chemicals Ltd.;

(l)	“Spur” means Spur Ventures Inc., a public company listed on the TSX Venture Exchange;

(m)	“Vendors” means collectively, Xinyuan, Yichang Phosphorus, and Yuanfeng;

(n)	“Xinyuan Assets” means all Xinyuan Assets, including all cash, bank accounts, insurance policies, fixed assets, inventories, land use rights, building ownership certificates, contractual rights and material contracts, statutory rights, licenses, trademarks, patents, intellectual property, agency rights, account receivables, credits, bank accounts, management staff, employees, goodwill, intangibles, equipment, capital assets, software, operations, market share, and other active businesses, material interests, titles, and rights whatever kind and wherever situate;

(o)	“Xinyuan Equity” means all equity ownership in the capital and equity of Xinyuan; and

(p)	“Yichang Spur” means Yichang Spur Chemicals Ltd., a Sino-foreign equity joint venture enterprise to be formed by the change of registration of Xinyuan.

1.2 Governing Law - This Agreement will be governed by and construed in accordance with the laws of the People’s Republic of China which will be deemed to be the proper law hereof. The Courts of China will have exclusive jurisdiction to entertain and determine all disputes and claims, whether for specific performance, injunction, declaration or otherwise, both at law and in equity, arising out of or in any way connected with the construction, breach or alleged, threatened or anticipated breach of this Agreement and will have exclusive jurisdiction to hear and determine all questions as to the validity, existence or enforceability thereof.

1.3 Severability - If any part of this Agreement is declared or held invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion and it is hereby declared the intention of the parties hereto that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held invalid.

1.4 Number and Gender - All references to any party to this Agreement will be read with such changes in number and gender as the context hereof or reference to the parties hereto may require.

1.5 Accounting Terms - All accounting terms not otherwise defined have the meanings assigned to them and all calculations to be made hereunder are to be made in accordance with generally accepted accounting principles in Canada applied on a consistent basis.

1.6 Currency - All references to currency mean Chinese Renminbi currency, unless otherwise specified.

1.7 Approvals - A reference to approval, authorization or consent means written approval, authorization or consent.

1.8 Public Company Exception – The Vendors acknowledge that Spur is a public company listed on the Vancouver Stock Exchange and is subject to the rules, regulations, policy, and laws of British Columbia and Canada. Spur BVI is wholly- owned by Spur. If the breach of any of the terms and conditions in this Agreement on the part of Spur BVI is caused by the public listing status of Spur, Spur BVI shall be immune from being liable or responsible for its breach. This exception is expressly recognized and understood by the Vendors.

1.9 Appendices - The following are the Appendices to this Agreement:

Appendix “A” – Material Contracts

Appendix “B” – Financial Statements of Xinyuan for 2002 and September 30, 2003

Appendix “C” – Loans and Mortgages from Industrial and Commercial Bank of China, Three Gorges Branch, Jiangnan Sub-branch

ARTICLE 2
PURCHASE OF SHARES

2.1 Purchase of Equity - Subject to the terms and conditions hereof and based upon the representations and warranties set forth herein, the Vendors agree to sell and transfer to Spur BVI and Spur BVI agrees with the Vendors to purchase sixty-five percent (65%) of Xinyuan Equity free and clear of all liens, mortgages, pledges, security interests, hypothecations, demands, charges, pre-emptive rights, adverse claims and any other claims and encumbrances excepting the mortgages arising out of the bank loans from Industrial and Commercial Bank of China, Three Gorges Branch, Jiangnan Sub-Branch as set out in Appendix “C”.

2.2 Purchase Price for Shares - The total purchase price for Xinyuan Equity to be paid by Spur BVI to the Vendors shall be Twenty Million Seven Hundred Sixty Two Thousand Eight Hundred Fifty Seven RMB Yuan (RMB ¥20,762,857), payable as follows:

(a)	foreign currency equivalent to Ten Million Three Hundred Eighty-One Thousand Four Hundred Twenty-Eight RMB Yuan (RMB¥10,381,428) shall be made ten (10) days after the issuance of business license; and

(b)
foreign currency equivalent to Ten Million Three Hundred Eighty-One Thousand Four Hundred Twenty-Nine RMB Yuan (RMB¥10,381,429) shall be made prior to February 29, 2004 or within Ninety (90) days of the first installment, which ever date that comes later.

2.3 Adjustment of Purchase Price - The Purchase Price as otherwise provided for in this Agreement will be adjusted according to the adjustments of Net Xinyuan Assets in accordance with the auditing report, technical assessment, and legal opinion as rendered by professionals engaged by Spur BVI.

2.4 Shareholder Approval - The Vendors acknowledge that the purchase of Xinyuan Equity is subject to the approval of the shareholders of Spur BVI as evidenced by an ordinary resolution of the shareholders of Spur BVI.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SPUR BVI

3.1 Representations and Warranties of Spur BVI - In order to induce the Vendors to enter into this Agreement and to conclude the transactions contemplated herein, Spur BVI hereby represents and warrants to the Vendors that as at the date of this Agreement and as at the Closing Date:

(a)	Spur BVI is

	(i)	duly incorporated and validly subsisting under the laws of British Virgin Islands; and

	(ii)	in good standing at the office of the Registrar of Companies for British Virgin Islands with respect to the filing of annual reports;

(b)	Spur BVI has the corporate power and capacity to own the properties and assets owned by it;

(c)
other than the requirement to obtain shareholder approval pursuant to the rules and policies of the Exchange, Spur BVI has taken or caused to be taken all necessary actions, steps and proceedings, including the requisite resolutions of its directors and shareholders, to validly and effectively approve and authorize the execution and delivery of this Agreement and other agreements and documents contemplated hereby;

(d)
neither the execution and delivery of this Agreement nor the completion and performance of the transactions contemplated hereby will violate or cause a breach of the constituting documents of Spur BVI or any indenture or other agreement, written or oral or any law, judgment, order, writ, injunction or decree of any court, administrative agency or other tribunal or any regulations of any governmental authority;

(e)	this Agreement has been duly executed and delivered by Spur BVI and is a valid and binding obligation of Spur BVI;

(f)	Spur BVI has duly filed on a timely basis all tax returns required to be filed by it and has paid all taxes which are due and payable;

(g)	on completion of the acquisition of Xinyuan Equity, Spur BVI will make disclosure and filing with the Exchange; and

(h)	the business of Spur BVI has been conducted by Spur BVI in all material respects in compliance with all applicable laws, statutes, rules, registrations, orders and policies.

3.2 Survival - Notwithstanding any investigations or enquiries made by the Vendors, the representations and warranties of Spur BVI will survive the Closing Date and shall be actionable for a period of three years thereafter.

ARTICLE 4
REPRESENTATIONS AND WARRANTEES OF THE VENDORS

4.1 Representations and Warranties Relating to Xinyuan - In order to induce Spur BVI to enter into this Agreement and to conclude the transactions contemplated herein, the Vendors hereby represent and warrant to Spur BVI that as at the date of this Agreement and as at the Closing Date:

(a)	Xinyuan has been duly incorporated, and is validly subsisting under the laws of China and has all requisite corporate power and capacity to own the Xinyuan Assets and to enter into this Agreement;

(b)	Xinyuan warrants that Xinyuan shall have a minimum term of 30 years after reorganization as a Sino-foreign equity joint venture enterprise;

(c)
Xinyuan has taken or caused to be taken all necessary actions, steps and proceedings, including the requisite resolutions of its directors, supervisors and shareholders, to validly and effectively approve and authorize the sale and transfer of Xinyuan Equity to Spur BVI, and the execution and delivery of this Agreement and other agreements and documents contemplated hereby;

(d)
neither the execution and delivery of this Agreement nor the completion and performance of the transactions contemplated hereby will violate or cause a breach of the constituting documents of Xinyuan or any indenture or other agreement, written or oral or any law, judgment, order, writ, injunction or decree of any court, administrative agency or other tribunal or any regulations of any governmental authority;

(e)
Xinyuan has control over and is the legal and beneficial owner of the Xinyuan Assets, free and clear of all liens, mortgages, pledges, security interests, hypothecations, demands, charges, pre-emptive rights, adverse claims and any other encumbrances excepting the mortgages arising out of the bank loans from Industrial and Commercial Bank of China, Three Gorges Branch, Jiangnan Sub-Branch as set out in Appendix “C”;

(f)
Xinyuan undertakes not to place or permit others to place any liens, mortgages, pledges, security interests, hypothecations, demands, charges, pre-emptive rights, adverse claims and any other encumbrances on the Xinyuan Assets without prior written consent of Spur BVI;

(g)	the principal directors of Xinyuan as of the date of this Agreement are:

Name	Position

Qin Qigui	Chairman

Wang Lin	Director, General Manager

(h)	until closing Xinyuan undertakes not to sell, donate, merge, take public, or otherwise dispose of Xinyuan Assets without prior written consent of Spur BVI;

(i)	until closing Xinyuan undertakes to operate the Xinyuan Assets in a prudent business manner;

(j)	this Agreement has been duly executed and delivered by Xinyuan and is a valid and binding obligation of Xinyuan;

(k)
no person has any agreement option, right or privilege (whether by law, preemptive or contractual), or any interest capable of becoming an agreement, to purchase or otherwise acquire any Xinyuan Equity or Xinyuan Assets;

(l)
Xinyuan has not received any notice of any breach of any statutes, regulations, rules, orders or directives from any governmental authority having jurisdiction with respect to Xinyuan Equity or Xinyuan Assets;

(m)	all operations on or with respect to Xinyuan Equity or Xinyuan Assets have been conducted in all material respects in accordance with applicable laws and regulations and good industry practice;

(n)	Xinyuan has done or will do all acts and things necessary to convey good and marketable title over Xinyuan Equity to Spur BVI;

(o)
Xinyuan Equity or Xinyuan Assets will be owned by Spur BVI free and clear of all liens, pledges, charges, security interests, mortgages, hypothecations, actions, adverse claims, demands, pre-emptive rights or any other encumbrances whatsoever except the bank loans and the mortgages in connection with the bank loans from Industrial and Commercial Bank of China, Three Gorges Branch, Jiangnan Sub-branch as enlisted in Appendix “C”;

(p)
Xinyuan has not received notice of nor is aware of any claim by any third party or any other notice against or affecting Xinyuan, Xinyuan Equity or Xinyuan Assets, in respect of any breach of any statute, rule or regulation relating to licensing matters or demanding compensation for payment on account of any damages arising therefrom related to Xinyuan Equity or Xinyuan Assets or arising from operations related to Xinyuan Equity or Xinyuan Assets, nor to the knowledge of Xinyuan are there any threatened or pending claims relating to such environmental damages or environmental liabilities relating to Xinyuan Equity or Xinyuan Assets or arising from operations relating to Xinyuan Equity or Xinyuan Assets;

(q)
all insurance policies maintained by Xinyuan are in full force and effect and have not been terminated and all premiums thereon have been paid and Xinyuan has complied in all material respects with the provisions of such policies and all representations and warranties given or made in the applications for such policies were true, correct and not misleading in any material respects;

(r)
there are no claims which Xinyuan has placed in the hands of its insurance carriers seeking damages against Xinyuan, Xinyuan Equity, or Xinyuan Assets, whether for personal, property or other injuries or damages;

(s)	title to and the ownership and operation of Xinyuan Equity or Xinyuan Assets are not subject to any agreements other than the Material Contracts;

(t)
the transfer and grant of Xinyuan Equity to Spur BVI from the Shareholders has been approved by all government authorities having jurisdiction or authority over Xinyuan or Xinyuan Equity or Xinyuan Assets and Xinyuan is not required to obtain any consents or approvals from any other government authority or third party in respect of the transfer of Xinyuan Equity or Xinyuan Assets to Spur BVI pursuant to this Agreement except as detailed in the legal opinion of D.D. Huang dated October 21, 2003;

(u)
all actions, conditions and things currently required by the laws of the China to be taken, fulfilled and done (including the obtaining of the necessary consents and approvals) in relation to this Agreement will have been taken, fulfilled and done upon Closing and the fulfillment of such requirements are acknowledged by Xinyuan and the Vendors as a condition of closing;

(v)
all consents and approvals from all applicable government authorities required for the ownership of Xinyuan Equity or Xinyuan Assets as contemplated by this Agreement will have been maintained and will be in existence upon Closing and such consents and approvals are acknowledged by Xinyuan and the Vendors as a condition of closing;

(w)	Xinyuan has duly filed on a timely basis all tax returns required to be filed by it and has paid all taxes which are due and payable without any penalty;

(x)
there are no actions, suits, proceedings, investigations or claims now threatened or pending against Xinyuan in respect of taxes, governmental charges or assessments, or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority;

(y)
there are no material liabilities of Spur BVI of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which Spur BVI may become liable on or after the consummation of the transactions contemplated by this Agreement other than liabilities incurred in the ordinary course of business; and

(z)
all financial information that have been given to Spur BVI and its auditor, PricewaterhouseCoupers LLP, as part of its due diligence, including the financial statements as attached in Schedule B are warranted to be true and correct as of the date thereof; and

(aa)	Xinyuan shall draw an employee settlement plan of the reorganized Xinyuan and such plan shall be filed with and approved by the labour department of the Chinese government.

4.2 Representations and Warranties Relating to the Shareholders - In order to induce Spur BVI to enter into this Agreement and to conclude the transactions contemplated herein, the Shareholders hereby represent and warrant to Spur BVI that as at the date of this Agreement and as at the Closing:

(a)	Yichang Phosphorus is a state-owned enterprise duly established and in good standing under the laws of China;

(b)
Yichang Phosphorus is duly authorized, qualified, registered and licensed to do business in China and satisfies all requirements in China to enable it to carry on its business and own its assets in China;

(c)	Yichang Phosphorus has validly contributed its assets to Xinyuan;

(d)	Yichang Phosphorus has consented to and authorized the transaction contemplated under this Agreement;

(e)	Yuanfeng is a limited liability company duly established and in good standing under the laws of China;

(f)	Yuanfeng is duly authorized, qualified, registered and licensed to do business in China and satisfies all requirements in China to enable it to carry on its business and own its assets in China;

(g)	Chuxing has validly contributed its assets to Xinyuan;

(h)	Yuanfeng has validly acquired its equity interest in Xinyuan from Hubei Chuxing Industrial and Trading Group Co., Ltd. (“Chuxing”); and

(i)	Yuanfeng has consented to and authorized the transaction contemplated under this Agreement.

4.3 Survival - Notwithstanding any investigations or enquiries made by Spur BVI, the representations and warranties of Xinyuan, and the Shareholders will survive the Closing Date and be actionable for a period of three years thereafter.

ARTICLE 5
COVENANTS

5.1 Covenants of the Vendors - the Vendors covenant and agree with Spur BVI that:

(a)
between the date of this Agreement and the Closing Date, the Vendors will permit Spur BVI through its representatives to make such investigations of Xinyuan Equity and Xinyuan Assets, and its financial and legal condition as may be reasonably required;

(b)
forthwith after the execution of this Agreement, the Vendors will co-operate fully with Spur BVI in taking all such steps as may be necessary to obtain the approval of all governmental or regulatory authorities in Canada having jurisdiction over the transactions contemplated by this Agreement including, without limiting the generality of the foregoing, obtaining the approval of the Exchange and any necessary shareholder approvals that may be required as a condition of such approvals, and the Vendors will take all such steps as may be necessary to satisfy any governmental or regulatory requirements in China relating to the transactions contemplated by this Agreement;

(c)
during the period between the date hereof and the Closing, except as otherwise permitted by this Agreement, the Vendors will ensure that Xinyuan shall not, without the prior written consent of Spur BVI:

	i.	sell, transfer or dispose of, or grant a security interest on or in respect of, the whole or any part of the Xinyuan Assets or Xinyuan Equity;

	ii.	make any payment to an affiliate or otherwise transfer funds or assets to an affiliate;

	iii.	enter into any transaction not in the ordinary course of its business;

	iv.	borrow money or incur any indebtedness for money borrowed, including, without limitation, increase any indebtedness;

	v.	make loans or advances;

	vi.	commit to any material capital expenditure;

	vii.	issue, sell or agree to issue or sell any shares, rights, options, warrants or other securities of Xinyuan;

	viii.	purchase, cancel, retire, redeem or otherwise acquire any of Xinyuan’s outstanding shares, rights, options, warrants or other securities;

	ix.	alter salary or other compensation levels of any employees of Xinyuan;

	x.	change, amend or modify charter documents or by-laws of Xinyuan; or

xi.
declare, set aside, make or pay any dividend or other distribution in respect of any outstanding securities of Xinyuan;
on the Closing Date, the Vendors will deliver or cause to be delivered to Spur BVI or to Spur BVI' solicitor all documents and items listed in Article 7.2(a) and (b) hereof.

(d)	on the Closing Date, the Vendors will deliver or cause to be delivered to Spur BVI or to Spur BVI' solicitor all documents and items listed in Article 7.2(a) and (b) hereof.

5.2 Covenants of Spur BVI - Spur BVI covenants and agrees with that:

(a)	Spur BVI shall pay the instalments for the purchase of Xinyuan Equity to the account of Yichang Spur within the specified time schedule in accordance with the equity joint venture contract;

(b)	on the Closing Date, Spur BVI will deliver or cause to be delivered to the Vendors or to the Vendors’ solicitors the documents and items listed in Article 7.2(c) hereof.

ARTICLE 6
CONDITIONS OF CLOSING

6.1 Conditions Precedent for the Benefit of Spur BVI - The obligations of Spur BVI to complete the transactions contemplated herein are subject to the following conditions (which are for the exclusive benefit of Spur BVI) having been satisfied or expressly waived in writing by Spur BVI on or before the Closing Date:

(a)	the representations and warranties of the Vendors contained in Article 4 of this Agreement will be true and correct on and as of the Closing Date with the same effect as though made on such date;

(b)	the Vendors will have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Vendors on or before the Closing Date;

(c)
Spur BVI shall be entitled to conduct a full inspection on the Xinyuan Assets to make sure that it is in good working condition, except normal wear and tear, with no patent or latent defects or deficiencies; and

(d)
each of Xinyuan or the Shareholders will have delivered or caused to be delivered to Spur BVI or Spur BVI’s solicitors all the documents and items set forth in Article 7.2(a) hereof required to be delivered by such Vendor.

6.2 Conditions Precedent for the Benefit of the Vendors - The obligations of each of the Vendors to complete the transactions contemplated by this Agreement are subject to the following conditions (which are for the exclusive benefit of the Vendors) having been satisfied or expressly waived in writing by the Vendors on or before the Closing Date:

(a)	the representations and warranties of Spur BVI contained in Article 3 will be true and correct on and as of the Closing Date with the same effect as though made on such date;

(b)	Spur BVI will have performed and complied with all the covenants and agreements required by this Agreement to be performed or complied with by Spur BVI on or before the Closing Date; and

(c)	Spur BVI will have delivered or cause to be delivered to the Vendors or the Vendors' solicitors all the documents and items set forth in Article 7.2(c) hereof.

6.3 Mutual Conditions - The obligations of all parties to complete the transactions contemplated hereby are subject to the following conditions having been satisfied or expressly waived in writing by Spur BVI and the Vendors, on or before the Closing Date:

(a)	the shareholders of Spur BVI having approved by ordinary resolution the transactions contemplated herein on substantially the terms set out in this Agreement; and

(b)
the Exchange having approved the transactions contemplated herein on substantially the terms set out in this Agreement and having conditionally approved the listing of the Transaction Shares on the Exchange.

(c)	receipt of all necessary approvals and consents of governments, agencies and authorities holding jurisdiction over Xinyuan, Xinyuan Equity and Xinyuan Assets

ARTICLE 7
CLOSING

7.1 Closing Date - The closing of the transactions contemplated by this Agreement will occur at the office of Yichang Phosphorus, at 114 Yanjiang Avenue, Yichang City, Hubei Province, China 443000, on the Closing Date. If the Closing Date has not occurred within 180 days from the date of execution of this Agreement, or by such later date as Spur BVI and the Vendors may agree to in writing, Spur BVI or the Vendors will have the right, exercisable by written notice to the other parties, to terminate this Agreement, and thereupon it will be of no further force or effect whatsoever.

7.2 Delivery of Documents on Closing - On or before the Closing Date:

(a)	each of the Shareholders (in respect of its Respective Equity) will deliver or cause to be delivered to Spur BVI or to Spur BVI’ solicitors:

(i)
all share or investment certificates representing its Respective Equity duly executed in form sufficient to transfer beneficial and registered ownership of its Respective Equity from the Vendors to Spur BVI;

(ii)	a new share or investment certificate of Xinyuan representing the Respective Equity registered in the name of Spur BVI;

(iii)	a statutory declaration of Lin Wang confirming the matters referred to in Article 6.1(a) (b) and (c);

(iv)	an opinion, dated the Closing Date, from a counsel qualified and licensed in China and Canada acceptable to Spur BVI, as to such matters and in such form as may be reasonably required for Spur BVI; and

	(v)	all such other documents and items that Spur BVI or Spur BVI’s solicitors may reasonably request from such Vendor in order to give effect to the terms and conditions of this Agreement;

(b)	Xinyuan will deliver or cause to be delivered to Spur BVI or to Spur BVI’s solicitors:

	(i)	a certified copy of the register of members of Xinyuan showing Spur BVI as the 65% registered owner of Xinyuan Equity or Xinyuan Assets;

	(ii)	a statutory declaration of the President of Xinyuan confirming the matters referred to in Article 6.1(a) (b) and (c) hereof; and

	(iii)	a certified copy of the resolution of the directors of Xinyuan approving the transfer of Xinyuan Equity or Xinyuan Assets from the Shareholders to Spur BVI; and

	(iv)	executed escrow agreements with Spur BVI’s transfer agent in form and content acceptable to the Exchange in respect of the Transaction Shares;

(c)
Spur BVI will deliver or cause to be delivered to the Vendors or the Vendors’ solicitors all such other documents and items that the Vendors or any of their solicitors may reasonably request from Spur BVI in order to give effect to the terms and conditions of this Agreement.

ARTICLE 8
NOTICE

8.1 Notice - All notices, demands and payments required or permitted to be given hereunder must be in writing and may be delivered personally or may be forwarded by prepaid registered mail to the addresses set forth below. Any notice delivered will be deemed to have been given and received at the time of delivery and any notice mailed as aforesaid will be deemed to have been given and received on expiration of three business days after it is posted, addressed as follows:

If to Spur BVI:
Suite 2684, 1055 Dunsmuir Street Vancouver, British Columbia, Canada V7X 1L3

Atttention: Dr. Yingbin Ian He

and its Solicitor to:

D.D. Huang & Associates Barristers & Solicitors

1629 Foster’s Way
Delta, British Columbia, Canada V3M 6S7

Attention: Dr. Dongdong Huang

If to Xinyuan:
2 Huagong Road, Zhicheng Town
Yidu City, Hubei Province, China 443311

Attention: Wang Lin

If to Yichang Phosphorus
114 Yanjiang Avenue
Yichang City, Hubei Province, China 443000

Attention: Qin Qigui

If to Yuanfeng
290 Fuxing Road, Zhicheng Town
Yidu City, Hubei Province, China 443311

Attention: Liu Wu

ARTICLE 9
MISCELLANEOUS

9.1 Further Assurances - The parties hereto will execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement.

9.2 Enurement - This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

9.3 Entire Agreement - The provisions herein contained constitute the entire agreement between the parties and supersede all previous communications, representations and agreements whether verbal or written between the parties with respect to the subject matter hereof.

9.4 Obligations of Vendors - Unless otherwise specifically stated in this Agreement, all obligations of the Vendors herein shall be joint and several.

9.5 Counterparts - This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same document.

9.6 Language - This Agreement is written in both Chinese and English and each version shall be of equal force.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed under as of the day and year first above written.

The Corporate Seal of Spur Chemicals	)
(BVI) Inc. was here unto affixed in the presence of:
)
)
____________________________________	)
Authorized Signatory
)
	)	c/s
____________________________________	)
Authorized Signatory

The Corporate Sealof Yidu Xinyuan	)
Chemcials Co., Ltd. was here unto affixed in
the presence of:	)
)
____________________________________	)
Authorized Signatory	)
)
____________________________________	)	c/s
Authorized Signatory	)

The Corporate Seal of Hubei Yichang	)
Phosphorus Chemicals Group Company	)
was hereunto affixed in the presence of:	)
)
____________________________________	)
Authorized Signatory	)
)
____________________________________	)	c/s
Authorized Signatory	)

)

The Corporate Seal of Yidu Yuanfeng	)
Chemicals Co., Ltd. was hereunto affixed in
the presence of:	)
)
____________________________________	)
Authorized Signatory	)
)
____________________________________	)	c/s
Authorized Signatory	)

APPENDIX “A”: MATERIAL CONTRACTS

Except for contracts entered into the ordinary course of Xinyuan’s business, the material contracts entered into by Xinyuan include the following:

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(b) 宜都星原化工有限责任公司 – Yidu Xinyuan Chemicals Co. Ltd. - Assets

7. 中华人民共和国国有土地使用证 – 090101001 – Land Use Right Certificate dated January 2002;

8. 中华人民共和国国有土地使用证 – 1201010384 - Land Use Right Certificate dated April 2001;

9. 宜都房权证 – 00013909：五幢房产及银行抵押设定 – Yidu Housing Ownership Certificate: 5 buildings with bank mortgage for RMB ￥4,340,235;

10. 宜都房权证 – 00013910：四幢房产及银行抵押设定 – Yidu Housing Ownership Certificate: 4 buildings with bank mortgages on two buildings for RMB ￥2,155,754;

11. 宜都房权证 – 00012457：二幢房产 – Yidu Housing Ownership Certificate: 2 buildings;

12. 商标注册证 – 1524097 -宜都星原化工有限责任公司 – 有效期从 2001 年 2 月 21 日至 2011 年 2 月 20 日- Trade-mark Registration Certificate for mixed fertilizer with validity from February 21, 2001 to February 20, 2011;

13. 商标注册证 – 1528025 -宜都星原化工有限责任公司 – 有效期从 2001 年 2 月 28 日至 2011 年 2 月 27 日- Trade-mark Registration Certificate for mixed fertilizer with validity from February 28, 2001 to February 27, 2011;

14. 商标注册证 – 3109777 -宜昌中磷化工有限责任公司 – 有效期从 2003 年 6 月 21 日至 2013 年 6 月 20 日- Trade-mark Registration Certificate for mixed fertilizer with validity from June 21, 2003 to June 20, 2013;

15. 注册商标转让协议 – Trade-mark Assignment Agreement on "原丰(Yuanfeng)" dated September 20, 2003;

16. 核准转让注册商标证明 – Approval on Assignment of Registered Trade Mark No. 1573607 dated May 28, 2002;

17. 注册商标转让协议 – Trade-mark Assignment Agreement on "禾穗(Hesui)" dated December 13, 2001;

18. 技术转让合同书 – Technology Transfer Contract dated September 24, 1998;

19. 说明- 宜都星原化工有限责任公司 – Explanation - Yidu Xinyuan Chemicals Co. Ltd. dated September 28, 2003;

20. 关于将硫基复合肥技术专利使用权移交宜都星原化工有限责任公司的协议 – Concerning the Transfer of NPK Fertilizer Technology to Yidu Xinyuan Chemical Co. Ltd. dated May 24, 1999;

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21. 宜都信诚房地产价格评估事务所 – 报告书 – Appraisal Report for 1-5 buildings dated December 15, 2002;

22. 宜都信诚房地产价格评估事务所 – 报告书 – Appraisal Report for 6-9 buildings dated December 15, 2002;

23. 开立存折帐户说明 – Explanation on the Opening of Bank Accounts dated September 29, 2003;

24. 宜都星原化工有限责任公司 2002 年临时股东会决议 – Resolutions of Extraordinary Shareholders Meeting of Yidu Xinyuan Chemical Co. Ltd. dated January 11, 2002;

(c) Permits, Licenses, Approvals, Certificates and Consents

25. 中华人民共和国组织机构代码证 (People's Republic China Institutional Code Certificate of Yidu Xinyuan Chemical Co. Ltd. valid from September 1, 2003 to September 1, 2007);

26. 税务登记证 (副本) (国税鄂字 420581706872540 号) (Duplicate Copy of the National Tax Certificate for Yidu Xinyuan Chemical Co. Ltd. dated April 11, 2002);

27. 税务登记证 (副本) (地税鄂字 420581706873540 号) (Local Tax Certificate for Yidu Xinyuan Chemical Co. Ltd. dated March 14, 2002);

28. 易燃易爆化学物品消防安全许可证：宜都星原化工有限责任公司 – 2002 年 3 月 26 日 – Fire and Safety Certificate for Flammable and Explosive Chemical Materials, dated March 26, 2002;

29. 环保设施竣工验收合格证 -宜都星原化工有限责任公司 – 2000 年 11 月 6 日 – Completion of Construction and Acceptance of Environmental Facility, dated November 6, 2000;

30. 宜都市劳动和社会保障局-证明-2003 年 9 月 18 日- Yidu Municipal Labour and Social Insurance Bureau – Certification dated September 18, 2003;

31. 社会保险费征缴比例及星原公司执行情况 – Social Insurance Premium and its Ratio and the Implementation by Xinyuan Company;

32. 户外广告登记证 – Outdoor Advertisement Registration Certificate dated October 15, 2001 and valid till December 31, 2001;

33. 湖北省工业产品生产许可证办公室证明 – Certificate of Industrial Product Licensing Office of Hubei Province dated April 5, 2002 and valid until April 4, 2003;

34. 证书 – 全国农业技术推广服务中心 – Certificate – Agricultural Technology Promotion Centre dated May 22, 2002;

35. Certificate of Conformity of Quality Management System Certification – China Great

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Wall (Tianjin) Quality Assurance Centre dated June 3, 2002;

36. 湖北省肥料登记证 - Hubei Fertilizer Registration Certificate for Mixed Fertilizer valid until July 4, 2004;

37. 湖北省肥料登记证 - Hubei Fertilizer Registration Certificate for "Hejia" Mixed Fertilizer valid until March 9, 2004;

38. 河南省肥料登记备案证 - Henan Fertilizer Registration Filing Certificate valid until July 2004;

39. 广东省肥料登记备案证 – Guangdong Fertilizer Registration Filing Certificate valid until March 9, 2004;

40. 陕西省肥料登记备案证 - Shanxi Fertilizer Registration Filing Certificate valid until August 22, 2003;

41. 江苏省肥料登记备案证 – Jiangsu Fertilizer Registration Filing Certificate valid until March 2004;

42. 山东省肥料登记备案证 - Shandong Fertilizer Registration Filing Certificate issued on August 28, 2003;

43. 广西壮族自治区肥料登记备案证 – Guangxi Fertilizer Registration Filing Certificate valid until July 4, 2004;

(d) Material Contracts

44. 供用水合同- Water Supply Contract dated April 3, 2002;

45. 供用电合同报 – Electricity Supply Contract dated

46. 股权转让协议 – 楚星集团、原丰公司、宜都国投- 2003 年 6 月 10 日- Share Transfer Agreement dated June 10, 2003;

47. 工龄买断经济补偿协议 -宜都星原化工有限责任公司 – Contract on Economic Compensation for Length of Work dated 2003;

48. 劳动合同书 – Employment Contract for Liu Wu dated March 1, 2003;

49. 劳动合同书 – Employment Contract for Li Min dated March 1, 2003;

50. 总经销协议 – Dealership and Sales Agreement;

51. 工业品买卖合同 – Sales Agreement;

52. 定牌加工协议 – Processing Agreement between Xinyuan Company and Sinochem dated March 3, 2003;

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53. 湖北省烟叶生产专用物资供需合同 – Hubei Supply Contract of Specific Goods for Tobacco Production with Yichang Tobacco Supply Company dated October 29, 2002;

54. 湖北省烟叶生产专用物资供需合同 – Hubei Supply Contract of Specific Goods for Tobacco Production with Enshi Tobacco Supply Company dated October 29, 2002;

55. 仓库租用合同 – Warehouse Lease dated May 7, 2002;

56. 仓库租用合同 – Warehouse Lease dated December 16, 2001;

57. Agency Agreement dated October 24, 2002;

58. 外贸合作协议书 – Foreign Trade Cooperation Agreement dated May 19, 2002;

59. 保证书 - Promise dated September 24, 2002;

60. 承诺函 – Promissory Letter dated October 18, 2001;

61. 协议 – Agreement dated November 20, 2001;

62. 国有土地使用权出让合同 – State-owned Land-use Right Sales Contract dated December 8, 2001;

63. 购房协议- House Purchase Agreement dated March 28, 2001;

64. 房屋租赁合同 – House Lease Contract dated May 23, 2002;

65. 人民币中长期借款合同 – RMB Long and Mid-Term Loan Contract dated August 30, 1999;

66. 公函 – Letter to Industrial and Commercial Bank of China, Three Gorges Branch, Jiangnan Sub-Branch with endorsement dated September 24, 2003;

(e) Indebtedness and Collaterals

67. 关于收湖北楚星工贸集团有限公司 2230 万贷款欠息的承诺函 – Promissory Letter on the loan and interest of RMB ￥22,300,000 from Hubei Chuxing Industrial and Trading Group Co., Ltd. dated December 27, 2002;

68. 关于代付楚星工贸集团公司银行利息 144 万元的情况说明- Explanation Concerning the Payment of Bank Interest in the Amount of RMB ￥1,440,000 on Behalf of Hubei Chuxing Industrial and Trading Group Co., Ltd. by Xinyuan, dated September 27, 2003;

69. 贷款担保意向书 – Loan Guarantee Letter of Intent dated June 23, 2003;

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70. 宜都星原化工有限责任公司向职工借款明细表 – Detailed Table on Loans from Employees to Yidu Xinyuan;

71. 湖北省宜都市人民法院民事判决书 – 690 号 – Civil Judgment from Yidu People's Court, Hubei Province dated June 27, 2003 in favour of Xinyuan Company for RMB ￥196,869.98;

72. 流动资金借款合同 – Working Capital Loan Contract for RMB￥3,000,000 maturing on October 21, 2003;

73. 流动资金借款合同 – Working Capital Loan Contract for RMB￥5,000,000 maturing on December 16, 2003;

74. 流动资金借款合同 – Working Capital Loan Contract for RMB￥12,000,000 maturing on June 25, 2003;

75. 抵押合同 – Mortgage Contract securing loan of RMB ￥12,000,000 dated June 27, 2003;

76. 抵押合同 – Mortgage Contract securing loan of RMB ￥3,000,000 dated October 22, 2002;

77. 最高抵押合同 – Mortgage Contract securing loan of RMB ￥6,920,000 dated December 16, 2002;

78. 企业动产抵押物登记证 – Registration Certificate for Chattel Mortgage on Enterprise Moveable Assets securing loan of RMB ￥13,170,000 dated December 26, 2002;

79. 土地他项权利证明书 – Other Land Right Certificate securing loan of RMB ￥2,383,200 dated December 16, 2002;

80. 中共宜昌市委 宜昌市人民政府 关于推进市直工业企业改革工作的意见 – Opinion of Yichang Municipal Commission of the Communist Party of China and Yichang People's Government Concerning the Promotion of Reform Work for Municipal Owned Industrial Enterprises dated November 5, 2002;

(f) 宜都原丰化工有限责任公司 – Yidu Yuanfeng Chemical Co., Ltd.

81. 企业法人营业执照 – 宜都原丰化工有限责任公司 – 成立日期： 2003 年 6 月 5 日 – Enterprise Business License of Yidu Yuanfeng Chemical Co. Ltd. which was established on June 5, 2003 ("Business License of Yuanfeng");

82. 宜都原丰化工有限责任公司章程 – Articles of Incorporation for Yidu Yuanfeng Chemical Co. Ltd. dated June 1, 2003;

83. 关于共同出资设立宜都原丰化工有限责任公司的协议书 – Agreement on the Joint Investment to Establish Yidu Yuanfeng Chemical Co. Ltd.;

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84. 原丰公司的股东及股份组成情况 – Shareholder and Shareholding of Yuanfeng Company;

85. 湖北八方会计师事物有限公司报告书 – Report of Hubei Bafang Accounting Co. Ltd. dated June 10, 2003;

86. 中华人民共和国国有土地使用证 – 0905021 – Land Use Right Certificate dated June 23, 2003;

87. 中华人民共和国国有土地使用证 – 1308043-2 – Land Use Right Certificate dated June 11, 2003;

88. 宜都房权证 – 00017149 – Yidu Housing Ownership Certificate: 5 buildings;

89. 宜都房权证 – 00017151 – Yidu Housing Ownership Certificate: 5 buildings;

90. 宜都房权证 – 00017274 – Yidu Housing Ownership Certificate: 5 buildings;

91. 宜都房权证 – 00017273 – Yidu Housing Ownership Certificate: 5 buildings;

92. 宜都房权证 – 00017275 – Yidu Housing Ownership Certificate: 4 buildings;

93. 宜都房权证 – 00017150 – Yidu Housing Ownership Certificate: 5 buildings;

(g) 湖北宜昌磷化工业集团公司 – Hubei Yichang Phosphorus Chemicals Group Company

94. 企业法人营业执照 –湖北宜昌磷化工业集团公司– 成立日期： 1989 年 7 月 3 日 – Enterprise Business License of Hubei Yichang Phosphorus Chemicals Group Company ("Business License of Yichang Phosphorus"); and

95. 资产转让合同 – Assets Transfer Agreement – Guotou Yuanyi and Yichang Phosphorus – November 23, 2001.

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